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Exhibit 10(o)

SEPARATION AND CONSULTING AGREEMENT

    This Separation and Consulting Agreement (the "Agreement") is made and entered into on July 31, 2000 by and between Daniel H. Schyma ("Schyma"), a Minnesota resident, and Minntech Corporation ("Company"), a Minnesota corporation.

BACKGROUND

    A.  Schyma has been employed by the Company for thirteen years, and has served most recently as Vice President Sales and Marketing.

    B. By agreement of the parties, Schyma's separation from the Company will be effective July 14, 2000 (the "Effective Date").

    C. The parties are concluding their employment relationship amicably, but mutually recognize that any employment relationship may give rise to potential claims or liabilities.

    D. The parties expressly deny that they may be liable to each other on any basis or that they have engaged in any improper or unlawful conduct or wrongdoing against each other, and Schyma and the Company desire to resolve all issues potentially in dispute between them.

    E. Schyma and the Company have agreed to a full settlement of all issues potentially in dispute between them.

    F. One of the purposes of this Agreement is to provide for the exchange of consideration between the parties, to provide for the exchange of releases of claims and potential claims between the parties, and to consolidate within one document the parties' continuing obligations to each other.

    NOW, THEREFORE, in consideration of the mutual promises and provisions contained in this Agreement and the Releases referred to below, the parties agree as follows:

    1.  Release of Claims by Schyma.  Concurrently with the execution of this Agreement, Schyma will execute a release, in the form attached to this Agreement as Exhibit A ("Schyma Release"), in favor of the Company, its insurers, affiliates, divisions, directors, officers, employees, agents, successors, and assigns. This Agreement shall not be interpreted or construed to limit the Schyma Release in any manner. The existence of any dispute respecting the interpretation of this Agreement or the alleged breach of this Agreement will not nullify or otherwise affect the validity or enforceability of the Schyma Release.

    2.  Release of Claims by the Company.  Concurrently with the execution of this Agreement, the Company will also execute a release, in the form attached to this Agreement as Exhibit B ("Minntech Release"), in favor of Schyma and his heirs, successors, representatives, and assigns. This Agreement shall not be interpreted or construed to limit the Minntech Release in any manner. The existence of any dispute respecting the interpretation of this Agreement or the alleged breach of this Agreement will not nullify or otherwise affect the validity or enforceability of the Minntech Release.

    4.  Payments.  In consideration of Schyma's past services to the Company as an employee and officer of the Company and his agreement not to enter into competition with the Company as provided in this Agreement, the Company will make the payments set forth in subparagraph 3.a. below to Schyma or for his benefit, but only if (i) Schyma has not rescinded this Agreement or the Schyma Release within the applicable rescission period; and (ii) the Company has received written confirmation from Schyma, in the form attached to this Agreement as Exhibit C, dated not earlier than the day after the expiration of the applicable rescission period, that Schyma has not rescinded and will not rescind this Agreement or the Schyma Release. Payment of any amount set forth below will not modify or terminate the parties' obligations to each other as established by this Agreement. The payments set forth below will be sent by first-class mail to Schyma's last known residence address, unless he advises the Company in writing that he wants the payments sent to a different address.

      a.  Separation Fee.  The Company shall pay Schyma (or his designated beneficiary or estate, as the case may be) a total amount equal to $178,887, in 26 approximately equal bi-monthly installments less applicable payroll and legal withholding taxes during the period from July 14, 2000 through July 13, 2001; provided, however, that no installment will be paid to Schyma before the second business day following the expiration of the applicable rescission period (the "Payment Date"). Any installments otherwise due prior to the Payment Date will not be forfeited but will be paid to Schyma on the Payment Date. The Company shall also pay to Schyma on July 14, 2000 a lump sum payment $7,568.00 less applicable payroll and legal withholding taxes for earned vacation of 11 days.

      b.  Beneficiary Designation.  Any designation of a beneficiary for purposes of subparagraphs 3.a. above must be made by Schyma in writing and must be furnished to the Company's CEO. If no effective beneficiary designation is on file with the Company at the time of Schyma's death, then any remaining severance will be paid to his estate.

    4.  Stock Options.  (a) Schyma is a participant in the Company's 1989 and 1998 Stock Option Plans (the "Stock Plans"). Under the terms of the Stock Plans and Schyma's agreements relating to options to purchase shares of the Company's common stock (the "Option Agreements"), as of July 14, 2000 Schyma is fully vested in options to purchase a total of 142,775 shares of the common stock of the Company, which are listed in Schedule 1 attached to this Agreement (the "Stock Options"). Schyma understands that if he does not exercise his incentive stock options to purchase 45,306 shares of common stock of the Company (the "45,306 Shares") on or before October 14, 2000, then the 45,306 Shares will become nonqualified stock options. The Stock Options shall be exercisable in whole or in part during the term of this Agreement until the end of the business day on July 13, 2001, thus extending the period to exercise such options under the Option Agreements in respect thereof by an additional nine-month period.

    (b) If Schyma rescinds this Agreement and the Schyma Release prior to the termination of the applicable rescission period, then he must exercise the Stock Options on or before October 14, 2000 or the Stock Options shall lapse.

    5.  Insurance Continuation.

      a.  Health Insurance.  The Company shall make group health insurance and supplemental life insurance available to Schyma on the same basis and on the same terms that such insurance is made available to senior executives of the Company. The Company will pay the same portion of the premium as the Company pays for its senior executives for such coverage, and any portion of the premium for such coverage payable by Schyma will be paid by him at least monthly on or before the last day of each month during which he is subject to such coverage. The Company will have no obligation to pay any portion of any premiums for either group health insurance coverage or for an individual health insurance policy provided by the Company after July 14, 2001. Schyma acknowledges that his separation from the Company as of July 14, 2000 is a qualifying event under COBRA and that his right to elect under COBRA health insurance coverage provided by the Company will terminate no later than January 14, 2002 as provided by current law. After July 14, 2001, Schyma will have the right to elect under COBRA group health insurance coverage provided by the Company under such terms existing at the time of such election as are made available to similarly-situated former employees of the Company, provided that Schyma pays 102 percent of the cost of the health insurance option selected by Schyma and provided by the Company as provided by law until January 14, 2002, or until he obtains other qualifying group coverage or his COBRA rights terminate for some other reason, if earlier.

      b.  Life Insurance.  Schyma will have the right to continue his group life insurance and supplemental life insurance coverage after July 14, 2000 under Minnesota law under such terms as are made available to similarly-situated former employees of the Company, provided that Schyma pays 102 percent of the cost of that insurance as provided by law, for 18 months, or until he obtains other qualifying group coverage or his statutory rights terminate for some other reason, if earlier.

    6.  Retirement Plans.  Schyma is a participant in the Minntech Profit Sharing and Retirement Plan and in the Supplemental Executive Retirement Plan (the "Retirement Plans"). Schyma will be entitled to begin drawing his retirement benefits at the times and under the terms and conditions set forth in the Retirement Plans.

    7.  No-Competition, Non-Solicitation, and Non-Disclosure Agreements.

      a.  Agreement Not to Compete.

         (i) Schyma will not, on or before July 14, 2003, without the prior written consent of the Company, either directly or indirectly through third parties, on his own account or in the service of others, engage in the design, development, assembly, manufacture, marketing, or sale of a Competitive Product in any area or territory in which the Company engages or will have engaged in business during the term of Schyma's employment with the Company.

        (ii) For purposes of this Agreement "Competitive Product" means any product, process, or service (including any component thereof or research to develop information useful in connection with a product or service) that is being designed, developed, assembled, manufactured, marketed, or sold by anyone other than the Company and which is of the same general type, performs similar functions, competes with, or is used for the same purposes as an existing or reasonably foreseeable Minntech Product.

        (iii) For purposes of this Agreement "Minntech Product" means any existing product, process, or service or reasonably foreseeable product, process or service (including any component thereof or research to develop information useful in connection with a product or service) that, was being designed, developed, assembled, manufactured, marketed, or sold by the Company during Schyma's employment with the Company, or with respect to which the Company had acquired Confidential Information which it intends to use in the design, development, manufacture, assembly, or sale of a product or service.

        (iv) For purposes of this Agreement "Confidential Information" means information not generally known, including trade secrets, about the Company's methods, processes, and products, including, but not limited to, information relating to such matters as research and development, manufacturing methods, processes, techniques, chemical composition of materials, applications for particular technologies, materials or designs, vendor names, customer lists, management systems, and sales and marketing plans. All information disclosed to Schyma or to which Schyma had access during the time of his employment with the Company, which he has a reasonable basis to believe is Confidential Information or which is treated by the Company as Confidential Information, will be presumed to be Confidential Information. Confidential Information shall exclude information that (i) is in the public domain or otherwise becomes part of the public domain through no fault of Schyma; (ii) Schyma can verify was in his lawful possession prior to having received the Confidential Information from the Company; (iii) is received by Schyma from a third party without a breach of confidentiality owed by the third party to the Company; (iv) Schyma can verify was independently developed by him without having knowledge of the Company's Confidential Information; or (v) the disclosure of which may be necessary by reason of legal or regulatory requirements (provided that Schyma first gives reasonable notice to the Company to permit it to oppose such requirement).

      b.  Agreement Not to Solicit Employees.  Schyma will not, on or before July 14, 2003, without the prior written consent of the Company, solicit any person who is then employed by or otherwise engaged to perform services for the Company to terminate his or her relationship with the Company or interfere with the Company's relationship with any such person. Schyma will not, on or before July 14, 2003, without the prior written consent of the Company, provide substantive or qualitative information regarding any person who is then employed by or otherwise engaged to perform services for the Company to any person or entity engaged in the design, development, assembly, manufacture, marketing, or sale of a Competitive Product in any area or territory in which the Company engaged in business during Schyma's employment with the Company.

      c.  Agreement Not to Disclose Confidential Information.  (i) Schyma will not, without the prior written consent of the Company, directly or indirectly use or disclose Confidential Information for the benefit of anyone other than the Company. Schyma will hold secret and confidential all Confidential Information of the Company concerning which Schyma has acquired knowledge or information during the time of his employment with the Company. Schyma will not disregard his obligations of confidence by using any trade secret or other confidential business and/or technical information of which he was informed during his employment to guide him in a search of publications or other publicly available information, selecting a series of items of knowledge from unconnected sources, and fitting them together to claim that he did not violate any agreements set forth in this Agreement.

      (ii) In addition to the foregoing, in no event shall Confidential Information be used by Schyma or any of Schyma's affiliates (as defined in Section 13) in connection with purchases or sales of, or trading in, any securities of the Company, including but not limited to direct or indirect purchases or sales, offers or agreements to purchase or sell, or rights or options to purchase or sell any such securities. Schyma acknowledges that he is aware of his responsibilities under United States federal and state securities laws with respect to trading in securities while in possession of material non-public information obtained from the issuer of such securities and with respect to providing such information to other persons who purchase or sell securities of such issuer.

      d.  Scope of Restrictions.  The parties intend that, if any court of competent jurisdiction holds that any restriction in subparagraphs 7.a. through 7.c. above exceeds the limit of restrictions that are enforceable under applicable law, then the restriction will nevertheless apply to the maximum extent that is enforceable under applicable law.

    8.  Company Cooperation.  The Company will ensure that all proper steps are followed to comply with Schyma's written instructions with respect to his stock options, retirement benefits, and health and life insurance benefits, and will provide him with information that he reasonably requires in accordance with the applicable employee benefit plans sponsored by the Company in which he is a participant.

    9.  Indemnification.  Notwithstanding Schyma's separation from the Company, with respect to events that occurred during his tenure as an employee or officer of the Company, Schyma will be entitled, as a former employee or officer of the Company, to the same rights that are afforded to senior executive officers of the Company, now or in the future, to indemnification and advancement of expenses provided in the charter documents of the Company and under applicable law or otherwise, and to coverage and a legal defense under any applicable general liability and/or directors' and officers' liability insurance policies maintained by the Company.

    10.  Schyma Representation.  Schyma represents that, during the entire period that he was an employee or officer of the Company, he acted in good faith, had no reasonable cause to believe that his conduct was unlawful, and reasonably believed that his conduct was in the best interests of the Company. The parties intend that the terms used in this paragraph will have the same meaning as the same terms used in paragraph 302A.531 of the Minnesota Statutes.

    11.  Company Representation.  The Company represents that on the date of this Agreement no transaction or other event has occurred that would constitute a "Change in Control" as that term is defined in the Management Agreement dated September 1, 1996 between Schyma and the Company. Schyma acknowledges that he will be relinquishing his rights under the Management Agreement upon execution of this Agreement and the Schyma Release of Claims.

    12.  Mutual Non-Disparagement.  Schyma will not disparage, defame, or besmirch the reputation, character, image, products, or services of the Company, or the reputation or character of its directors, officers, employees, or agents. The Company will not disparage, defame, or besmirch the reputation, character, talents, skills, business reputation, or image of Schyma.

    13.  Claims and Actions Involving the Company.  During the period commencing on the Effective Date and ending three years from the Effective Date, Schyma will not recommend or suggest to any potential claimants or plaintiffs or their attorneys or agents that they initiate claims or lawsuits against the Company, any of its affiliates or divisions, or any of its or their directors, officers, employees, or agents, nor will Schyma voluntarily aid, assist, or cooperate with any claimants or plaintiffs or their attorneys or agents in any claims or lawsuits now pending or commenced in the future against the Company, any of its affiliates or divisions, or any of its or their directors, officers, employees, or agents; provided, however, that this paragraph will not be interpreted or construed to prevent Schyma from giving testimony in response to questions asked pursuant to a legally enforceable subpoena, deposition notice, or other legal process, during any legal proceedings involving the Company, any of its affiliates or divisions, or any of its or their directors, officers, employees, or agents.

    14.  Company Property.  The Company hereby sells to Schyma for $1.00 (i) the mobile telephone the Company has previously provided to him; and (ii) the personal computer, lap top computer, and fax machine the Company has previously provided to him, if any. Schyma shall return to the Company all other equipment, records, correspondence, documents, financial data, plans, computer disks, and other tangible property in his possession and all copies thereof, if any, belonging to the Company, wheresoever located. Schyma acknowledges that all files related to the Company's business that may have been downloaded onto his personal computer during his employment with the Company and all copies thereof constitute confidential information of the Company and is the property of the Company for purposes of this paragraph 16 and shall be returned to the Company and otherwise immediately deleted from all computer systems under Schyma's control.

    15.  Time to Consider Agreement.  Because this Agreement includes a release of any rights Schyma may have under the Age Discrimination in Employment Act, under federal law the parties acknowledge that Schyma is entitled to a period of at least 21 days from receipt of this Agreement to decide whether to sign this Agreement and the Schyma Release, which 21 day period will commence on the date on which Schyma receives copies of this Agreement and the Schyma Release for review. Schyma represents that if he signs this Agreement and the Schyma Release before the expiration of the 21 day period, it is because he has decided that he does not need any additional time to decide whether to sign this Agreement and the Schyma Release.

    16.  Right to Rescind or Revoke.  Schyma understands that he has the right to rescind or revoke this Agreement and the Schyma Release for any reason within 15 calendar days after he signs them (which 15-day period expressly includes any other shorter time periods provided by law). Schyma understands that this Agreement and the Schyma Release will not become effective or enforceable unless and until he has not rescinded this Agreement and the Schyma Release and any applicable rescission period has expired. Schyma understands that if he wishes to rescind, the rescission must be in writing and hand delivered or mailed to the Company. If hand-delivered, the rescission must be (a) addressed to the CEO, Minntech Corporation, 14605 28th Avenue North, Minneapolis, Minnesota 55447; and (b) delivered to the CEO within the 15-day period. If mailed, the rescission must be: (a) postmarked within the 15-day period; (b) addressed to CEO, Minntech Corporation, 14605 28th Avenue North, Minneapolis, Minnesota 55447; and (c) sent by certified mail, return receipt requested.

    17.  Full Compensation.  Schyma understands that the payments made and other consideration provided by the Company under this Agreement will fully compensate Schyma for and extinguish any and all of the claims Schyma is releasing in the Schyma Release, including, but not limited to, his claims for attorneys' fees and costs and any and all claims for any type of legal or equitable relief.

    18.  No Admission of Wrongdoing.  Schyma understands that this Agreement does not constitute an admission that the Company has violated any local ordinance, state or federal statute, or principle of common law, or that the Company has engaged in any improper or unlawful conduct or wrongdoing against Schyma. Schyma will not characterize this Agreement or the payment of any money or other consideration made in accordance with this Agreement as an admission that the Company has engaged in any improper or unlawful conduct or wrongdoing against him.

    19.  Authority.  Schyma represents and warrants that he has the authority to enter into this Agreement and the Schyma Release, and that no causes of action, claims, or demands released pursuant to this Agreement and the Schyma Release have been assigned to any person or entity not a party to this Agreement and the Schyma Release.

    20.  Representation.  Schyma acknowledges that he has had a full opportunity to consider this Agreement and the Schyma Release, that he has had a full opportunity to ask any questions that he may have concerning this Agreement, the Schyma Release, or the settlement of his potential claims against the Company, and that he has not relied upon any statements or representations made by the Company or its attorneys, written or oral, other than the statements and representations that are explicitly set forth in this Agreement, the Schyma Release, the Minntech Release, the Stock Plans and Schyma's agreements relating thereto, the Retirement Plans, and any other employee benefit plans sponsored by the Company in which Schyma is a participant.

    21.  Successors and Assigns.  This Agreement will be binding upon and inure to the benefit of the parties and their respective heirs, representatives, successors, and assigns, including, but not limited to, a purchaser of substantially all the business or assets of the Company, but will not be assignable by either party without the prior written consent of the other party.

    22.  Invalidity.  In the event that any provision of this Agreement, the Schyma Release, or the Minntech Release is determined by a court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect, such a determination will not affect the validity, legality, or enforceability of the remaining provisions of this Agreement, the Schyma Release, or the Minntech Release, and the remaining provisions of this Agreement, the Schyma Release, and the Minntech Release will continue to be valid and enforceable, and any court of competent jurisdiction may modify the objectionable provision so as to make it valid and enforceable.

    23.  Entire Agreement.  Before signing this Agreement, the Schyma Release, and the Minntech Release, the parties and their representatives engaged in discussions and negotiations and generated certain documents, in which the parties and their representative considered the matters that are the subject of this Agreement, the Schyma Release, and the Minntech Release. In such discussions, negotiations, and documents, the parties and their representatives may have expressed their opinions and beliefs concerning the intentions, capabilities, and practices of the parties, and may have forecast future events. The parties recognize, however, that all business transactions, including the transactions upon which the parties' respective opinions, beliefs, and forecasts are based, contain an element of risk, and that it is normal business practice to limit the legal obligations of contracting parties only to those promises and representations that are essential to the transaction so as to provide certainty as to their respective future rights and remedies. Accordingly, this Agreement, the Schyma Release, the Minntech Release, the Stock Plans and Schyma's agreements relating thereto (as modified by this Agreement), the Retirement Plans, and any other employee benefit plans sponsored by the Company in which Schyma is a participant are intended to define the full extent of the legally enforceable undertakings of the parties, and no promises or representations, written or oral, that are not set forth explicitly in this

Agreement, the Schyma Release, the Minntech Release, the Stock Plans and Schyma's agreements relating thereto (as modified by this Agreement), the Retirement Plans, or any other employee benefit plans sponsored by the Company in which Schyma is a participant are intended by either party to be legally binding, and all other agreements and understandings between the parties are hereby superseded.

    24.  Headings.  The descriptive headings of the paragraphs and subparagraphs of this Agreement are inserted for convenience only, and do not constitute a part of this Agreement.

    25.  Counterparts.  This Agreement may be executed simultaneously in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

    26.  Governing Law.  This Agreement, the Schyma Release, and the Minntech Release will be interpreted and construed in accordance with, and any dispute or controversy arising from any breach or asserted breach of this Agreement, the Schyma Release, or the Minntech Release will be governed by, the laws of Minnesota.

    27.  Outplacement Services.  At Schyma's request, the Company shall provide outplacement services to Schyma. If Schyma does not elect this option within three (3) months of the Effective Date then such option shall expire. The Company shall pay the fee for such outplacement services directly to the outplacement service.

    IN WITNESS WHEREOF, the parties have executed this Agreement on the date first written above.

MINNTECH CORPORATION
Barbara A. Wrigley Executive Vice President
SCHYMA
Daniel H. Schyma

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SEPARATION AND CONSULTING AGREEMENT